Exhibit 4.12

Execution Copy

$125,000,000

AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT

dated as of

June 30, 2005

among

PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED,

THE LENDERS IDENTIFIED HEREIN

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

THE BANK OF NEW YORK

and

BRANCH BANKING AND TRUST CO. OF SOUTH CAROLINA,
as Documentation Agents,

Arranged by:

WACHOVIA CAPITAL MARKETS, LLC

and

BANC OF AMERICA SECURITIES LLC,

as Co-Lead Arrangers and Joint-Book Managers

TABLE OF CONTENTS
AMENDED AND RESTATED
FIVE-YEAR CREDIT AGREEMENT

SCHEDULES
Schedule 1	Commitments of the Lenders
Schedule 4.05 Certain Litigation from the Disclosure Documents

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Opinion of Counsel to the Borrower
Exhibit B-2	Form of Opinion of General Counsel to the Borrower
Exhibit C	Form of Assignment and Acceptance
Exhibit D-1	Form of Notice of Borrowing
Exhibit D-2	Form of Notice of Conversion
Exhibit E	Form of Compliance Certificate

AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 30, 2005 (the “Agreement”) between PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, a South Carolina corporation (the “Borrower”), the lenders identified herein and such other lenders as may hereafter become a party (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION as Administrative Agent (in such capacity and its successors and assigns, the “Agent”).

WHEREAS, the Borrower, the Lenders, certain other lenders and the Agent are parties to that certain Five-Year Credit Agreement, dated as of June 15, 2004, among the Borrower, the lenders identified therein and the Agent (the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety as set forth in this Agreement; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth in this Agreement, to amend and restate the terms of the Existing Credit Agreement as more particularly set forth in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.

The terms defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto have the meanings set forth herein:

“Acceptable Rating Agency” means Moody’s and S&P.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Alternate Base Rate” means for any Alternate Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate and (ii) one-half of one percent (0.50%) above the Federal Funds Rate for such day. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

“Alternate Base Rate Loan” means a loan made pursuant to Section 2.02 which bears interest at the Alternate Base Rate.

“Applicable Percentage” shall be based on the Borrower’s Senior Unsecured Debt Rating, and as of any date of determination, shall be the per annum percentage set forth opposite the applicable ratings below (it being understood that the Applicable Percentage for LIBOR Rate Loans shall be the percentage set out under the column “Applicable LIBOR Margin”, the Applicable Percentage for the Facility Fee shall be the percentage set out under the column “Applicable Facility Fee”, the Applicable Percentage for the Utilization Fee shall be the percentage set out under the column “Applicable Utilization Fee” and the Borrower’s Senior Unsecured Debt Ratings shown below shall show the ratings for S&P first and then for Moody’s):

	Senior Unsecured Debt Ratings (S&P/Moody’s)	Applicable LIBOR Margin	Applicable Facility Fee	Applicable Utilization Fee
Level 1	At least A+/A1	0.190%	0.060%	0.100%
Level 2	Less than A+/A1; at least A/A2	0.230%	0.070%	0.100%
Level 3	Less than A/A2; at least A-/A3	0.270%	0.080%	0.100%
Level 4	Less than A-/A3; at least BBB+/Baa1	0.350%	0.100%	0.100%
Level 5	Less than BBB+/Baa1; at least BBB/Baa2	0.425%	0.125%	0.100%
Level 6	Less than BBB/Baa2; at least BBB-/Baa3	0.575%	0.175%	0.100%
Level 7	Less than BBB-/Baa3	0.775%	0.250%	0.100%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Senior Unsecured Debt Rating (other than by reason of the circumstances referred to in the last clause of this sentence), then such rating agency shall be deemed to have established a rating less than BBB-, in the case of S&P, and less than Baa3, in the case of Moody’s; (ii) if the Senior Unsecured Debt Ratings established or deemed to have been established by Moody’s and S&P shall fall within different “Levels” and the ratings differential is one level, the higher rating will apply; (iii) if the Senior Unsecured Debt Ratings established or deemed to have been established by Moody’s and S&P shall fall within different “Levels” and the ratings differential is two levels or more, the level one below the higher of the two ratings will apply; and (iv) if the rating system of Moody’s or S&P shall change, or if Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Borrower and the Agent and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from Moody’s or S&P, and, pending the effectiveness of any such amendment, the Senior Unsecured Debt Rating shall be determined by reference to the Senior Unsecured Debt Rating most recently in effect prior to such change or cessation. As of the date hereof, the Borrower’s Senior Unsecured Debt Rating is at Level 2.

The Applicable Percentages shall be adjusted effective on the next Business Day following any change in the ratings assigned by Moody’s and S&P to the Borrower’s Senior Unsecured Debt Rating. The Borrower shall notify the Agent in writing promptly after becoming aware of any change in such Senior Unsecured Debt Rating.

“Arrangers” means a collective reference to Wachovia Capital Markets, LLC and Banc of America Securities, LLC and “Arranger” means either of the Arrangers.

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 7.05(b) in the form attached hereto as Exhibit C.

“Authority” means any governmental authority, central bank or comparable agency, charged with the interpretation or administration of any applicable law, rule or regulation.

“BOA” means Bank of America, N.A.

“Borrower” means Public Service Company of North Carolina, Incorporated, a South Carolina corporation, and its successors.

“Borrowing” means a borrowing hereunder consisting of an Alternate Base Rate or a LIBOR Rate Loan made to the Borrower.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the States of North or South Carolina are authorized or required by law to close.

“Capitalized Lease” means any lease which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP, consistently applied.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender or any of its Affiliates, (ii) any domestic financial institution having capital and surplus in excess of $500,000,000 or (iii) any financial institution whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such financial institution being an “Approved Financial Institution”), in each case with maturities of not more than twelve months from the date of acquisition, (c) or any commercial paper and variable or fixed rate notes issued by any Approved Financial Institution (or by the parent company thereof) or any domestic corporation and rated investment grade by S&P or Moody’s and maturing within 270 days of the date of acquisition, (d) repurchase agreements with an Approved Financial Institution (including any of the Lenders) or a securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d) and (f) demand deposits with insured financial institutions.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended from time to time, and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

“Closing Date” means June 30, 2005.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Commitment” means (i) with respect to each Lender, the commitment of such Lender to make its pro rata percentage of Loans in an aggregate amount up to the amount set forth opposite the name of the Lender on Schedule 1 hereto, subject to adjustment on account of assignment pursuant to Section 7.05(b) or reduction in the aggregate Commitment pursuant to Section 2.07, and (ii) with respect to the Lenders collectively, the aggregate amount of all such Commitments.

“Common Equity” means, at the end of any Fiscal Quarter or Fiscal Year, the common equity of the Borrower as set forth in the balance sheet included in any financial statements for the Fiscal Quarter or Fiscal Year delivered to the Agent and the Lenders by the Borrower pursuant to Section 5.01(a) or (b) hereof as relevant.

“Common Stock” means the common stock, no par value per share, of the Borrower.

“Contingent Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Debt or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Debt or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt or (d) to otherwise assure or hold harmless the owner of such Debt or obligation against loss in respect thereof. The amount of any Contingent Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Debt in respect of which such Contingent Obligation is made.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

    “Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type or the selection of a new, or the renewal of the same, Interest Period for LIBOR Rate Loans, as the case may be, pursuant to Sections 2.15 or 2.16.

    “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than trade account obligations entered into in the ordinary course of business and intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (v) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Contingent Obligations of such Person (other than take or pay arrangements and put agreements), (vii) the principal portion of all obligations of such Person under (A) Capitalized Leases and (B) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP (collectively, “Off-Balance Sheet Debt”), (viii) all obligations of such Person with respect to Redeemable Preferred Stock (in the event such Person is a corporation), (ix) the Hedging Termination Value in respect of any Hedging Agreement (excluding commodity swaps, commodity options, forward commodity contracts and spot contracts) of such Person and (x) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed). The Debt of any Person shall include the Debt of any partnership or unincorporated joint venture for which such Person is legally obligated.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to any Loan on any day, a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Alternate Base Rate plus 2%).

“Disclosure Documents” means the Form 10-K filed by the Borrower with the SEC with respect to the Fiscal Year ended December 31, 2004, and any Form 10-Q for any subsequent period, and any Form 8-K with respect to any event occurring after December 31, 2004, and filed by the Borrower with the SEC no less than three Business Days prior to the Closing Date.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 7.05, the Borrower (such approval by the Agent or the Borrower not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower); provided, however that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity, and whether or not incorporated in a judgment, decree or order.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other Authority, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other Authority for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Requirement” means any legal requirement relating to health, safety or the environment and applicable to the Borrower or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Credit Agreement” has the meaning set forth in the recitals.

“Existing Notes” means the notes dated June 15, 2004, issued under the Existing Credit Agreement.

“Facility Fee” has the meaning set forth in Section 2.06(a).

“Facility Fee Payment Date” means each March 31, June 30, September 30 and December 31.

“Fee Letter” means that certain fee letter dated May 20, 2005, from the Agent, BOA and the Arrangers, agreed to and accepted by, among others, the Borrower.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Granting Bank” has the meaning set forth in Section 7.05(h).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds) for the purchase or payment of such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. § 6901, et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) “hazardous substance,” “pollutant” or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) “toxic substances,” as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) “insecticides,” “fungicides” or “rodenticides” as defined in the Federal Insecticide, Fungicide and Rodenticide Act of 1975 or in any applicable state or local law or regulation, as each such Act, law or regulation may be amended from time to time.

“Hedging Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Indemnified Person” has the meaning set forth in Section 7.03(c).

“Indenture” means the Indenture dated as of January 1, 1996 from the Borrower as successor to Public Service Company of North Carolina, Incorporated, a North Carolina corporation, to Wachovia Bank, National Association (formerly known as First Union National Bank of North Carolina), as amended and supplemented to date and as it may hereafter be amended and supplemented.

“Interest Period” means, for each LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate Loan or the date of the Conversion of any LIBOR Rate Loan into such a LIBOR Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period (or such other day as may be selected by the Borrower in accordance with the provisions hereto) and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select by notice to the Agent pursuant to Section 2.02(a) or Section 2.15; provided, however, that:

(i)  the Borrower may not select any Interest Period that ends after the Termination Date;

(ii)  whenever the last day of any Interest Period would otherwise occur on a day other than a LIBOR Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding LIBOR Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding LIBOR Business Day; and

(iii)  any Interest Period for a LIBOR Rate Loan which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last LIBOR Business Day of the appropriate subsequent calendar month.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise; but does not include any demand deposit with insured financial institutions.

“Lenders” means each of the Lenders identified on the signature pages hereto, and their successors and permitted assigns.

“Lending Office” means, as to each Lender, its office located at its address set forth on Schedule 1 hereof (or identified on Schedule 1 hereof as its “Domestic Lending Office”) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower, and as to any Eligible Assignee, the office of the Eligible Assignee designated as such in its Assignment and Acceptance or such other office as the Eligible Assignee may designate as its Lending Office.

“Lending Party” means each of the Agent and each Lender.

“LIBOR Business Day” means any Business Day on which dealings in Dollar deposits are carried on in the London interbank market and on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.

“LIBOR Lending Office” means, as to each Lender, the office of the Lender designated as its “LIBOR Lending Office” on Schedule 1 hereof, or such other office as the Lender may from time to time specify to the Borrower as its “LIBOR Lending Office,” and as to any Eligible Assignee, the office of the Eligible Assignee designated as such in its Assignment and Acceptance or such other office as the Eligible Assignee may designate as its LIBOR Lending Office.

“LIBOR Rate” means, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the rate appearing on Page 3750 of the Dow Jones Markets Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 AM (London time), two LIBOR Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Rate Loan for such Interest Period shall be the rate per annum equal to the rate at which the principal London office of the Agent offers to place Dollar deposits at or about 11:00 AM (London time), two LIBOR Business Days prior to the beginning of such Interest Period with first-class banks in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Rate Loan to be outstanding during such Interest Period.

“LIBOR Rate Loan” means a Loan which bears interest at a rate based upon the LIBOR Rate.

“LIBOR Rate Reserve Percentage” for the Interest Period of any LIBOR Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System with respect to liabilities or assets consisting of or including Eurocurrency Liabilities.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest, servitude or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset.

“Loan” means an Alternate Base Rate Loan or a LIBOR Rate Loan and “Loans” means Alternate Base Rate Loans or LIBOR Rate Loans or any or all of them, as the context shall require.

“Loan Documents” means this Agreement, the Notes and any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes or the Loans, as such documents and instruments may be amended or supplemented from time to time.

“Margin Stock” means “margin stock” as defined in Regulation T or U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Borrower on a consolidated basis and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents to which the Borrower is a party or (c) the validity or enforceability against the Borrower of this Agreement, any of the other Loan Documents to which the Borrower is a party, or the rights and remedies of the Agent and the Lenders hereunder or thereunder.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multi-employer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA other than a Multi-employer Plan, to which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.

“NCUC” means the North Carolina Utilities Commission.

“NCUC Order” means that certain NCUC order, Docket No. G-5, Sub 453, or any renewal or replacement order thereof, together with any amendatory or supplemental order thereto, in each case authorizing the Borrower to issue the debt in such amounts and during such periods as set forth therein.

“Note” or “Notes” means each of the amended and restated promissory notes of the Borrower of even date and other promissory notes that are required hereby evidencing the obligation of the Borrower to repay the Loans to the Lenders, substantially in the form of Exhibit A.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Obligations” means the obligations of the Borrower under the Existing Credit Agreement which continue pursuant to the terms of this Agreement.

“OFAC” has the meaning set forth in Section 5.22.

“Off-Balance Sheet Debt” has the meaning set forth in the definition of “Debt”.

“Other Taxes” has the meaning set forth in Section 2.14(b).

“Participant” has the meaning set forth in Section 7.05(e).

“Participation Interest” has the meaning set forth in Section 2.19.

“Patriot Act” has the meaning set forth in Section 5.22.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership (including, without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prime Rate” means a rate per annum equal to the Agent’s index or base rate of interest announced from time to time by the Agent (which is not necessarily the lowest rate charged to any customer), changing when and as such index or base rate changes.

“pro rata share” or “pro rata percentage” means for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the aggregate Commitment of the Lenders at such time. The initial pro rata percentages are set out on Schedule 1 hereto.

“Properties” means all real property owned, leased or otherwise used or occupied by the Borrower, wherever located.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payment or otherwise) or (ii) redeemable at the option of the holder thereof.

“Register” has the meaning set forth in Section 7.05(c).

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” means, at any time, the Lenders which are then in compliance with their obligations hereunder (as determined by the Agent) and holding in the aggregate more than 50% of the aggregate amount of all Loans outstanding under all Commitments, or, if no amount of the Loans is outstanding, more than 50% of the aggregate principal amount of all Commitments.

“Responsible Officer” means chief financial officer, chief accounting officer, vice president-finance, treasurer or assistant treasurer of the Borrower.

“SCANA” means SCANA Corporation, a South Carolina corporation, together with its successors and assigns.

“SEC” means the Securities and Exchange Commission.

“SEC Order” means that certain SEC release No. 35-27649, or any renewal or replacement order thereof, together with any supplemental order thereto, in each case authorizing the Borrower to issue debt in such amounts and during such periods as set forth therein.

“Senior Unsecured Debt Rating” means the rating assigned by an Acceptable Rating Agency to the Borrower's senior, unsecured, non-credit enhanced, long-term debt.

“Significant Subsidiary” means a Subsidiary which meets any of the following conditions:

(i)  The Borrower’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the Total Assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed Fiscal Year; or

(ii)  The Borrower’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the Total Assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed Fiscal Year; or

(iii)  The Borrower’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the Subsidiary exceeds 10% of such income of the Borrower and its Subsidiaries consolidated for the most recently completed Fiscal Year; provided, however PSNC Cardinal Pipeline Company and PSNC Blue Ridge Corporation shall not be deemed a Significant Subsidiary if (a) such income of PSNC Cardinal Pipeline Company or PSNC Blue Ridge Corporation, as applicable, exceeds the 10% threshold set forth in this clause (iii) above and (b) PSNC Cardinal Pipeline Company or PSNC Blue Ridge Corporation, as applicable, does not meet either of the conditions set forth in clause (i) or (ii) above.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA and adopted solely by the Borrower, solely by an ERISA Affiliate or by a group consisting of the Borrower and one or more ERISA Affiliates.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent liabilities and other commitments as they mature, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning set forth in Section 7.05(h).

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Taxes” has the meaning set forth in Section 2.14(a).

“Termination Date” means June 30, 2010.

“Termination Event” means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate a Single Employer Plan pursuant to Section 4041(a)(2) of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Single Employer Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or (f) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multi-employer Plan or the termination of a Multi-employer Plan.

“Total Assets” means, at the end of any Fiscal Quarter or Fiscal Year, the amount of total assets as set forth in the balance sheet included in any financial statements for such Fiscal Quarter or Fiscal Year delivered by the Borrower pursuant to Section 5.01(a) or (b) hereof as relevant.

“Total Capitalization” means the sum of (i) preferred stock of the Borrower and its Subsidiaries and any premium thereon (less deferred compensation relating to unallocated convertible preferred stock of the Borrower and its Subsidiaries held by the employee stock ownership plan of the Borrower and its Subsidiaries), plus (ii) Common Equity, plus (iii) all Debt of the Borrower and its Subsidiaries (net of unamortized premium and discount), less (iv) unamortized common stock expense of the Borrower and its Subsidiaries.

“Type,” with respect to any Loan, means any of the following, each of which shall be deemed to be a different “Type” of Loan: an Alternate Base Rate Loan, a LIBOR Rate Loan having a one-month Interest Period, a LIBOR Rate Loan having a two-month Interest Period, a LIBOR Rate Loan having a three-month Interest Period and a LIBOR Rate Loan having a six-month Interest Period.

“Utilization Fee” has the meaning set forth in Section 2.06(b).

“Utilization Fee Payment Date” means each March 31, June 30, September 30 and December 31.

“Wachovia” means, Wachovia Bank, National Association.

SECTION 1.02.  Accounting Terms and Determinations.

Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes agreed to by the Borrower’s independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Agent and the Lenders pursuant to Section 4.04(a).

SECTION 1.03.  Use of Defined Terms.

All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04.  Terminology.

All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.05.  References.

Unless otherwise indicated, references in this Agreement to “Articles,” “Exhibits,” “Schedules” and “Sections” are references to articles, exhibits, schedules and sections hereof.

ARTICLE II

THE CREDITS

SECTION 2.01.  Commitment to Lend.

(a)  Each Lender severally agrees, on the terms and conditions set forth herein, to make its pro rata share of Loans to the Borrower from time to time before the Termination Date, provided that, immediately after each such Loan is made, (i) with respect to each Lender individually, the aggregate principal amount of Loans made or attributable to such Lender shall not exceed such Lender’s Commitment, and (ii) with respect to the Lenders collectively, the aggregate outstanding principal amount of all Loans shall not exceed the Lenders’ aggregate Commitment. Each Borrowing (whether for an Alternate Base Rate Loan or a LIBOR Rate Loan) under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate outstanding amount of the unborrowed Commitment).

(b)  Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.09, prepay Loans and reborrow under this Section at any time before the Termination Date.

SECTION 2.02.  Method of Borrowing.

(a)  Each Borrowing shall be made on a Business Day, or in the case of a Borrowing which is a LIBOR Rate Loan, on a LIBOR Business Day, upon notice from the Borrower to the Agent, given (i) in the case of a Borrowing which is an Alternate Base Rate Loan, not later than 11:00 AM (Charlotte, North Carolina time) on the Business Day prior to the day of the proposed Borrowing and (ii) in the case of a Borrowing which is a LIBOR Rate Loan, not later than 11:00 AM (Charlotte, North Carolina time) on the third LIBOR Business Day prior to the date of the proposed Borrowing. Each such notice of a Borrowing (a “Notice of Borrowing”) by the Borrower shall be in substantially the form of Exhibit D-1 hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Loan to be made in connection with such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing comprising a LIBOR Rate Loan, initial Interest Period for each such Loan. The Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.02(a), the contents thereof and each such Lender’s share of any Borrowing to be made pursuant thereto. Each Lender shall, before 1:00 PM (Charlotte, North Carolina time) on the date of such Borrowing, make available to the Agent for the account of the Borrower in same day funds, the proceeds of such Borrowing (in Dollars). Such Borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of the Agent with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

(b)  Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBOR Rate Loans, the Borrower shall indemnify the applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Loans, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender as part of such Borrowing when such Loan is not made on such date.

SECTION 2.03.  Evidence of Loans.

(a)  Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts, and to update promptly its account or accounts from time to time, as necessary.

(b)  The Agent shall maintain the Register pursuant to Section 7.05(c) and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the date, amount and Interest Period, if applicable, of each Loan, and whether such Loan is an Alternate Base Rate Loan or a LIBOR Rate Loan, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender’s percentage share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to update promptly such subaccounts from time to time, as necessary.

(c)  The entries made in the Register, subaccounts and accounts maintained pursuant to this Section 2.03, to the extent permitted by applicable law, shall be prima facie evidence of the existence and amounts of such obligations of the Borrower therein recorded; provided, however, that the failure of the Agent or any Lender to maintain any such Register, subaccount or account, as applicable, or any error therein, shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms thereof.

(d)  Upon the request of any Lender, which request shall be made through the Agent to the Borrower, the Borrower shall deliver to such Lender a duly executed Note in the form of Exhibit A with appropriate insertions as to dates and principal amounts.

SECTION 2.04.  Maturity of Loans; Termination of Commitment.

Each Loan shall mature, and the principal amount thereof shall be due and payable in full, and the Commitment shall terminate, on the Termination Date.

SECTION 2.05.  Interest Rates.

(a)  The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan shall be paid in full, at the following rates per annum:

(i)  if such Loan is an Alternate Base Rate Loan, a variable rate per annum equal at all times to the Alternate Base Rate in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December while such Alternate Base Rate Loan is outstanding and on the date such Alternate Base Rate Loan shall be Converted or paid in full; and

(ii)  if such Loan is a LIBOR Rate Loan, a fixed rate per annum during the Interest Period equal to the LIBOR Rate for such Interest Period plus the Applicable Percentage, payable on the last day of the Interest Period (and, if such Interest Period extends over three months, at the end of each three month interval during such Interest Period) and on the date such LIBOR Rate Loan shall be Converted or paid in full.

(b)  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, for each day following the occurrence and during the continuance of an Event of Default, the outstanding principal of and (to the extent permitted by applicable law) overdue interest on the Loans shall bear interest at a per annum rate equal to the Default Rate, payable on demand.

SECTION 2.06.  Fees.

(a)  The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a facility fee (the “Facility Fee”) equal to the product of (i) the average daily amount of the Commitments (regardless of usage, calculated from the later of the Closing Date or the preceding Facility Fee Payment Date) times (ii) a per annum percentage equal to the Applicable Percentage. The Facility Fee shall accrue from and including the Closing Date to, but excluding, the Termination Date and shall be payable in arrears on each Facility Fee Payment Date and on the Termination Date; provided that should the Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid Facility Fee shall be paid on the date of such termination.

(b)  If at any time the aggregate principal amount of outstanding Loans exceeds an amount equal to fifty percent (50%) of the Lenders’ aggregate Commitments, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a utilization fee (the “Utilization Fee”) equal to the product of (i) the average daily aggregate principal amount of outstanding Loans, calculated from the date the aggregate principal amount of outstanding Loans exceeds an amount equal to fifty percent (50%) of the Lenders’ aggregate Commitments to but excluding the date the aggregate principal amount of outstanding Loans falls below an amount equal to fifty percent (50%) of the Lenders’ aggregate Commitments, times (ii) a per annum percentage equal to the Applicable Percentage. The Utilization Fee shall be payable in arrears on each Utilization Fee Payment Date and on the Termination Date; provided that should the Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid Utilization Fee shall be paid on the date of such termination. The Utilization Fee shall accrue from any date the aggregate principal amount of outstanding Loans exceeds an amount equal to fifty percent (50%) of the Lenders’ aggregate Commitments to but excluding the date the aggregate principal amount of outstanding Loans falls below an amount equal to fifty percent (50%) of the Lenders’ aggregate Commitments.

(c)  In addition to the fees provided for in substance in subsections (a) and (b) above, the Borrower shall pay to the Agent, for the account of the Agent, BOA and each Arranger, such other fees as are provided for in the Fee Letter.

SECTION 2.07.  Optional Termination or Reduction of Commitment.

The Borrower may, upon at least three Business Days’ notice to the Lender, terminate at any time, or reduce from time to time by an aggregate amount of at least $5,000,000 (and in increments of $1,000,000 in excess thereof), the Commitments. All accrued Facility Fees (as provided under Section 2.06) on the Commitments (in the case of a termination of the Commitments) or on the portion of the Commitments being reduced (in the case of a reduction of the Commitments) shall be payable on the effective date of such reduction or termination.

SECTION 2.08.  Mandatory Prepayments.

On each date on which the Commitments are reduced pursuant to Section 2.07, the Borrower shall repay or prepay such principal amount of the outstanding Loans, if any (together with interest accrued thereon), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the amount of the Commitments as then reduced.

SECTION 2.09.  Optional Prepayments.

The Borrower may, (a) upon at least one Business Day’s notice to the Lender in the case of any Alternate Base Rate Loan and (b) upon at least three LIBOR Business Days notice in the case of any LIBOR Rate Loan, prepay any Loan in whole at any time, or from time to time in part in amounts aggregating at least $5,000,000 (and in increments of $1,000,000 in excess thereof), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any compensation payable pursuant to Section 2.10. The Borrower will exercise its option to prepay all then outstanding Loans in full if at any time the conditions to the continued effectiveness of the authorizations in the SEC Order or the NCUC Order are not satisfied.

SECTION 2.10.  Compensation after Prepayment or Conversion.

The Borrower shall, upon the demand of any Lender, pay to such Lender any amounts which are required to compensate such Lender for any losses, costs or expenses which it may reasonably incur as a result of the optional or mandatory prepayment or Conversion of any LIBOR Rate Loan on any date other than the last day of the applicable Interest Period, or the failure to prepay any Loan on the date of prepayment specified in any notice of prepayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the Loan. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 2.11.  General Provisions as to Payments.

(a)  The Borrower shall make each payment of principal of, and interest on, the Loans and of Facility Fees and Utilization Fees hereunder not later than 1:00 PM (Charlotte, North Carolina time) on the date when due in federal or other funds immediately available to the Agent for each Lender at its Lending Office.

(b)  Subject to subsection (c) of this Section 2.11, whenever any payment of principal of, or interest on, the Loans or of Facility Fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c)  Whenever any payment to be made hereunder in respect of any LIBOR Rate Loan, or in respect of interest computed at the LIBOR Rate, shall be stated to be due on a day other than a LIBOR Business Day, such payment shall be made on the next succeeding LIBOR Business Day and such extension of time shall in such case be included in the computation of the payment of interest; provided that, if such extension of time would cause any such payment to be made in the next following calendar month, such payment shall be made, and the last day of the applicable Interest Period shall occur, on the next preceding LIBOR Business Day.

SECTION 2.12.  Computation of Interest and Fees.

(a)  The Facility Fee, Utilization Fee and other fees payable hereunder and interest on LIBOR Rate Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

(b)  Interest on Alternate Base Rate Loans shall be computed on the basis of a 365- or 366-day year for the actual number of days elapsed for so long as the Alternate Base Rate is based on the Prime Rate and on the basis of a 360-day year and paid for the actual number of days elapsed so long as the Alternate Base Rate is based on the Federal Funds Rate.

SECTION 2.13.  Compensation, Additional Interest.

(a)  If any Lender shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by such Lender (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, other than as described in subsection (b) of this Section 2.13, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then such Lender shall promptly notify the Borrower and from time to time, within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall have no liability hereunder for any amount allocable to a period earlier than 90 days before the date of such demand.

(b)  Without duplication of the amounts set forth in clause (a) above, the Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBOR Rate Loan for the Interest Period of such Loan, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBOR Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable on such LIBOR Rate Loan; provided that the Borrower shall have no liability hereunder for any amount allocable to an Interest Period ending earlier than 90 days before the date of the demand.

(c)  The provisions of this Section 2.13 shall be applicable with respect to any Participant or Eligible Assignee and, subject to Section 7.05(e), any calculations required by such provisions shall be made based upon the circumstances of such Participant or Eligible Assignee.

SECTION 2.14.  Taxes.

(a)  Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 7.01, the original or a certified copy of a receipt evidencing payment thereof.

(b)  In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)  The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(d)  Each Lender that is not a United States person under Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 IMY (along with such other required documentation or withholding certificates), or any successor form prescribed by the Internal Revenue Service, from which the Borrower and the Agent can conclude that the Borrower and/or the Agent is not required to withhold on payments to be made to such Lender by the Borrower pursuant to this Agreement; (iii) Internal Revenue Form W-8 EXP, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is not subject to withholding tax on payments of interest; (iv) Internal Revenue Service Form W-9, or any successor form prescribed by the Internal Revenue Service certifying that such Lender is not subject to backup withholding and/or (v) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Agreement or any of the other Loan Documents.

(e)  For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 2.14(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.14(a) or 2.14(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f)  If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.14, then such Lender will agree to use reasonable efforts to change the jurisdiction of its applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g)  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the repayment of the Loans and other obligations under the Loan Documents and the termination of the Commitments hereunder.

SECTION 2.15.  Interest Rate Determination.

(a)  Upon the request of the Borrower, each Lender agrees to furnish to the Borrower timely information sufficient to permit determination of an Alternate Base Rate or LIBOR Rate, as applicable; provided, however, that such information shall not be binding upon such Lender in determining any Alternate Base Rate or LIBOR Rate applicable to any Loan.

(b)  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Borrower that the adoption of or any change in the interpretation or administration of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its LIBOR Lending Office to perform its obligations hereunder to make LIBOR Rate Loans or to fund or maintain LIBOR Rate Loans hereunder, (i) the obligation of such Lender to make, or to Convert Loans into, LIBOR Rate Loans shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all LIBOR Rate Loans together with interest thereon, unless (A) the Borrower, within five Business Days of notice from such Lender, Converts any LIBOR Rate Loans then outstanding into Loans of another Type in accordance with Section 2.16 or (B) the applicable Lender notifies the Borrower that the circumstances causing such suspension and prepayment no longer exist. Each Lender shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its LIBOR Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(c)  If the Agent determines in connection with any request for a LIBOR Rate Loan or a Conversion into a LIBOR Rate Loan that (i) dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for such LIBOR Rate Loan, or (iii) the LIBOR Rate for such LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Rate Loan, the Agent will promptly notify the Borrower and all the Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing of LIBOR Rate Loans or Notice of Conversion into a LIBOR Rate Loan, or failing that, will be deemed to have converted such notice into a Notice of Borrowing of Alternate Base Rate Loans in the amount specified therein.

SECTION 2.16.  Conversion of Loans.

(a)  The Borrower may on any Business Day (in the case of Loans other than LIBOR Rate Loans) and on any LIBOR Business Day (in the case of LIBOR Rate Loans), upon notice given to the Lender not later than 12:00 noon (Charlotte, North Carolina time) on the third LIBOR Business Day prior to the date of any proposed Conversion into LIBOR Rate Loans and on the Business Day prior to the date of any proposed Conversion into Alternate Base Rate Loans subject to the provisions of Section 2.15, Convert any Loans of one Type into Loans of another Type or Types or Loans of the same Type having a new Interest Period; provided that any Conversion of, or with respect to, any LIBOR Rate Loan into Loans of another Type or Loans of the same Type having new Interest Periods shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loan, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 2.10 on the date of such Conversion; provided further, that no Loan shall be converted to a LIBOR Rate Loan if any Event of Default shall have occurred and be continuing. Each such notice of a Conversion (a “Notice of Conversion”) shall be in substantially the form of Exhibit D-2 hereto, within the restrictions specified above, specifying therein (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into, or with respect to LIBOR Rate Loans, the duration of the Interest Period for each such Loan.

(b)  If the Borrower shall fail to select the Type of any Loan or the duration of any Interest Period for any LIBOR Rate Loan in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and subsection (a) of this Section 2.16 or if any proposed Conversion of a Loan to a LIBOR Rate Loan upon Conversion shall not occur as a result of the circumstances described in subsection (b) of Section 2.15 or subsection (c) of this Section 2.16, such Loan will automatically, on the last day of the then-existing Interest Period therefor, Convert into an Alternate Base Rate Loan.

(c)  Each Notice of Conversion given pursuant to subsection (a) of this Section 2.16 shall be irrevocable and binding on the Borrower. In the case of any Loan that is to be converted to a LIBOR Rate Loan, the Borrower shall indemnify the Lenders against any loss, cost or expense incurred by the Lenders as a result of any failure to fulfill on the date specified for such Conversion the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Lenders to fund such LIBOR Rate Loan, as the case may be, upon such Conversion, when such Conversion, as a result of such failure, does not occur. The Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing to the Lenders under this Agreement and the Notes and the termination of the Commitment.

(d)  No more than six LIBOR Rate Loans may be outstanding at any time.

SECTION 2.17.  Set-off.

(a)  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 6.01, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower then due and payable to the Lenders hereunder, under the Notes or the other Loan Documents, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default and the commencement of remedies described in Section 6.01, even though such charge is made or entered on the books of such Lender subsequent thereto.

(b)  In addition to clause (a) above, with respect to any principal or interest payment, fee or any other cost or expense (including legal fees and expenses), due and payable to the Agent or the Lenders under the Loan Documents, the Borrower hereby irrevocably authorizes and directs the Agent to debit any deposit account of the Borrower with the Agent (as one of the Lenders) in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such payment, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the payment, fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Agent's sole discretion) and such amount not debited shall be deemed to be unpaid.

SECTION 2.18.  Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a)  Loans. Each Loan, each payment or prepayment of principal of any Loan, and each payment of interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans. Each payment of the Facility Fee and Utilization Fee, each reduction of the Commitments and each conversion or extension of any Loan shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans and Participation Interests.

(b)  Advances. Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its ratable share of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by such Lender within the time period specified therefor hereunder, such Lender shall pay to the Agent, on demand, such amount with interest thereon, for the period until such Lender makes such amount immediately available to the Agent, at a rate equal to the Federal Funds Rate; provided, however, that if payment is not made within three Business Days of demand, interest shall accrue at the rate applicable at that time to the Loans made in connection with such Borrowing. If such Lender’s pro rata share of such Borrowing is not made available to the Agent by such Lender within three Business Days of the date of such Borrowing, the Agent also shall be entitled to recover from the Borrower, on demand, such amount with interest thereon, for the period until the Borrower makes such repayment amount immediately available to the Agent, at the rate applicable at that time to the Loans made in connection with such Borrowing. A certificate of the Agent submitted to any Lender or the Borrower with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

SECTION 2.19.  Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a participation interest (a “Participation Interest”) in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each day from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.19 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.19 to share in the benefits of any recovery on such secured claim.

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01.  Conditions to Closing.

The effectiveness of this Agreement is subject to the satisfaction of the following conditions:

The Agent shall have received the following, each dated as of the Closing Date (unless otherwise indicated), and each in form and substance satisfactory to the Agent:

(a)  receipt of an executed counterpart of this Agreement;

(b)  if requested by any Lender, receipt of a duly executed Note for such Lender;

(c)  receipt of opinions of (i) McNair Law Firm, P.A., counsel for the Borrower and (ii) the General Counsel or an Assistant General Counsel to the Borrower, substantially in the forms of Exhibit B-1 and B-2, hereto, respectively, and covering such additional matters relating to the transactions contemplated hereby as the Lenders may reasonably request;

(d)  receipt of a certificate signed by a principal financial or accounting officer of the Borrower, to the effect that (i) no Default or Event of Default has occurred and is continuing as of the Closing Date, (ii) since December 31, 2004, there has been no change or changes in the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or in the facts and information regarding such entities which alone, or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (iii) the representations and warranties of the Borrower contained in Article IV hereof are true in all material respects as of the date hereof;

(e)  receipt of all documents which the Agent and the Lenders may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Agent and the Lenders, including without limitation a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents to which the Borrower is a party and certified copies of the following items: (i) the Borrower’s Articles of Incorporation, (ii) the Borrower’s By-laws, (iii) a certificate of the Secretary of State of the State of South Carolina as to the existence of the Borrower as a South Carolina corporation, (iv) a certificate of the Secretary of State of the State of North Carolina as to the good standing of the Borrower in North Carolina, and (v) the action taken by the Board of Directors of the Borrower authorizing the Borrower’s execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower is a party;

(f)  receipt by the Agent of evidence that the Borrower shall have irrevocably terminated all commitments and indefeasibly paid in full all amounts due under the Existing Credit Agreement;

(g)  receipt by the Agent (for its own account and the account of the Lenders, as applicable) of all fees required to be received in connection with this Agreement on or before such Closing Date; and

(h)  receipt of such other documents as the Agent and the Lenders may reasonably request.

SECTION 3.02.  Conditions to All Borrowings.

The obligation of the Lenders to make Loans on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a)  receipt of a Notice of Borrowing;

(b)  the fact that, immediately prior to and immediately after such Borrowing, no Default or Event of Default under this Agreement shall have occurred and be continuing;

(c)  the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement (other than with respect to Section 4.04(b) and Section 4.05) shall be true in all material respects as if made on and as of the date of such Borrowing;

(d)  the fact that, immediately after such Borrowing the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments; and

(e) the conditions to the continued effectiveness of the authorizations in the SEC Order and the NCUC Order are satisfied.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c), (d) and (e) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01.  Corporate Existence and Power.

The Borrower is a corporation duly organized and validly existing under the laws of the State of South Carolina, is duly qualified to transact business in North Carolina and every other jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to be so qualified or to have such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02.  Corporate and Governmental Authorization; Contravention.

The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents to which the Borrower is a party (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for (1) such authorizations as may be required from the SEC, which as set forth in the SEC Order have been obtained through April 15, 2006 and such other authorizations as may be required by the SEC after April 15, 2006 which shall be obtained prior to such date and (2) the notice filings required under PUHCA, all of which filings will be made within the time periods required; (3) such authorizations as may be required from the NCUC, which as set forth in the NCUC Order have been obtained and (4) such filings as may be required to be made with the NCUC pursuant to the NCUC Order, all of which filings will be made within the time periods required, (iv) do not contravene or constitute a default under any provision of applicable law or regulation or of the Articles of Incorporation or By-laws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens created under this Agreement, if any).

SECTION 4.03.  Binding Effect.

This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms and the Notes and the other Loan Documents to which the Borrower is a party, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms; provided that (a) the enforceability hereof and thereof may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws applicable to creditors’ rights or the collection of debtors’ obligations generally and (b) the availability of remedies may be limited by equitable principles of general applicability.

SECTION 4.04.  Financial Information.

(a)  The consolidated balance sheet of the Borrower, as of December 31, 2004, and the related consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by Deloitte & Touche, LLP, copies of which have been delivered to the Lenders, and the unaudited condensed consolidated financial statements of the Borrower, for the interim period ended March 31, 2005, copies of which have been delivered to the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower, as of such dates, and of its consolidated results of operations and cash flows, except that the interim financial statements are subject to customary year-end adjustments and have fewer footnotes than annual statements.

(b)  Since December 31, 2004, there has been no change in the business, financial position, results of operations or prospects of the Borrower which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)  The Borrower has no material liabilities other than as set forth in the most recent financial statements provided to the Agent and the Lenders pursuant to Section 4.04(a) or 5.01(a) and (b) hereof.

SECTION 4.05.  Litigation.

Other than as disclosed in the Disclosure Documents, there are no actions, suits or proceedings (including, without limitation, any Environmental Proceedings) pending against or affecting the Borrower before any court or arbitrator or any governmental body, agency or official which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect (collectively, the actions, suits and proceedings set forth in the Disclosure Documents are referred to herein as the “Material Litigation”). As of the applicable date of filing, based upon the Borrower’s and its Subsidiaries’ knowledge of the relevant facts and circumstances at the time of the filing, the facts set forth in the Disclosure Documents regarding the Material Litigation were true and correct in all material respects. The Borrower does not believe that (a) the resolution of any litigation listed in Schedule 4.05 could reasonably be expected to have a Material Adverse Effect or (b) the resolution of any litigation set forth in the Disclosure Documents could reasonably be expected to materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents. Notwithstanding anything in this Section 4.05 to the contrary, any reference in the Disclosure Documents to various other claims and litigation that are not specifically described therein are not excepted from the representation given in this Section 4.05.

SECTION 4.06.  Compliance with ERISA.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)  During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably expected to occur; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Single Employer Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)  The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.

(c)  Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multi-employer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multi-employer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multi-employer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent or terminated.

(d)  No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)  The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Sections 4.04 and 5.01 in accordance with FASB 106.

(f)  Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

SECTION 4.07.  Taxes.

There have been filed on behalf of the Borrower all material federal, state and local income, excise, property and other tax returns which are required to be filed by the Borrower except where the failure to file would not reasonably be expected to have a Material Adverse Effect. The Borrower has paid or will pay when due all taxes, assessments, governmental charges, claims except (x) liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Required Lenders through the Agent, the Borrower shall have set up reserves satisfactory to the Required Lenders or (y) where nonpayment could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower have been closed through February 10, 2000.

SECTION 4.08.  Ownership of Common Stock.

All of the issued and outstanding shares of Common Stock of the Borrower are owned by SCANA.

SECTION 4.09.  Not an Investment Company; Public Utility Holding Company Subsidiary.

The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Borrower is a “subsidiary” of a “registered holding company” within the meaning of PUHCA. Each of (a) the issuance by the Borrower of the Notes pursuant to this Agreement, (b) the incurrence by the Borrower of the Debt contemplated by this Agreement and (c) the borrowing, repayment and reborrowing of Loans permitted hereunder is permitted by PUHCA to the extent set forth in, and subject to continued satisfaction of the conditions in, the SEC Order and requires no authorization or approval of any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, other than such authorizations and approvals as have already been obtained under the SEC Order and the NCUC Order, the filings required under the SEC Order or the NCUC Order and the approval of the SEC of the issuance of additional debt after the date set forth in Section 4.02.

SECTION 4.10.  Ownership of Property; Liens.

The Borrower has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.05 or created by this Agreement, if any.

SECTION 4.11.  No Default.

The Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.12.  Full Disclosure.

All information heretofore furnished by the Borrower to the Agent and the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent and the Lenders will be, as of the date furnished, for the purposes for which such information is given and read together with all other previously provided information, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Agent and the Lenders in writing any and all facts which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect (to the extent the Borrower can now reasonably foresee).

SECTION 4.13.  Environmental Matters.

(a)  Other than as disclosed in the Disclosure Documents, the Borrower is not subject to any Environmental Liability which individually or in the aggregate is likely to have a Material Adverse Effect and the Borrower has not been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA with respect to any matter or matters which, individually or in the aggregate, are likely to have a Material Adverse Effect. Other than as disclosed in the Disclosure Documents, none of the Properties have been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA relating to any matter or matters which, individually or in the aggregate, are likely to have a Material Adverse Effect.

(b)  Other than as disclosed in the Disclosure Documents, no Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, managed at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties except for (i) Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of and managed in the ordinary course of business in material compliance with all applicable Environmental Requirements or (ii) other Hazardous Materials the unlawful handling, discharge or disposal of which could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.14.  Compliance with Laws.

The Borrower is in compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where the failure to be in compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.15.  Margin Stock.

The Borrower will not apply the proceeds of any of the Loans, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock.

SECTION 4.16.  Purpose of Loans.

The Loans will be used for general corporate purposes including, without limitation, commercial paper backup.

SECTION 4.17.  Solvency.

The Borrower is, and after the consummation of the transactions contemplated by this Agreement will be, Solvent.

SECTION 4.18.  Insurance.

The Borrower maintains with financially sound and reputable insurance companies or through self-insurance, insurance in at least such amounts with such deductibles or self-insurance retentions and against at least such risks (including on all of its Properties, general liability and worker’s compensation) as are usually insured against in the same general area by companies of established repute engaged in the same or similar business as the Borrower.

SECTION 4.19.  Labor Matters.

Except as could not reasonably be expected to have, alone or in the aggregate, a Material Adverse Effect:

(a)  there are no strikes or lockouts against the Borrower pending or, to the knowledge of the Borrower, threatened;

(b)  the hours worked by and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters; and

(c)  all payments due from the Borrower, or for which any claim may be made against the Borrower, on account of wages and employee, health and welfare insurance and other benefits (attributable to any employee benefit plan (as defined in Section 3 of ERISA) or otherwise), have been paid or accrued as a liability on the books of the Borrower.

SECTION 4.20.  Amendments to Organizational Documents.

Neither the articles of incorporation nor bylaws of the Borrower have been amended, modified or changed since the Closing Date in any manner which could be reasonably expected to materially adversely affect the rights of the Lenders.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as the Commitments hereunder shall remain outstanding or any amount payable under this Agreement remains unpaid:

SECTION 5.01.  Information.

The Borrower will deliver to the Agent, on behalf of the Lenders, and the Agent will promptly distribute to each Lender, which distribution may be via acceptable electronic means, copies of the following financial statements, reports, notices and information:

(a)  as soon as available and in any event within 120 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower as of the end of such Fiscal Year and the related consolidated statements of income or operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing, with such report to be free of exceptions and qualifications not reasonably acceptable to the Agent and the Lenders. The delivery by electronic mail or other form of electronic distribution reasonably satisfactory to the Agent of a Form 10-K as filed with the SEC within 120 days after the end of such Fiscal Year shall be deemed to satisfy the requirements contained in this Section 5.01(a);

(b)  as soon as available and in any event within 90 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of each Fiscal Year), a condensed consolidated balance sheet of the Borrower as of the end of such Fiscal Quarter and the related condensed consolidated statement of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP (except that such statements contain fewer footnotes than the annual statements) and consistency (other than changes of accounting principles recorded in accordance with GAAP) by a Responsible Officer. The delivery by electronic mail or other form of electronic distribution reasonably satisfactory to the Agent of a Form 10-Q as filed with the SEC within 90 days after the end of such Fiscal Quarter shall be deemed to satisfy the requirements contained in this Section 5.01(b);

(c)  simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) of this Section 5.01, a certificate, substantially in the form of Exhibit E hereto, of a Responsible Officer (i) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (ii) setting forth the amount of Off-Balance Sheet Debt in excess of $5,000,000 in the aggregate of the Borrower as of the end of such fiscal period, if any, and (iii) demonstrating compliance with Section 5.19 as of the end of each Fiscal Quarter and setting forth the computations used by the Borrower in determining such compliance;

(d)  within five Business Days after the Borrower becomes aware of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e)  as soon as possible and in any event within 30 days after (i) the Borrower has been served with legal process in litigation of such a nature that the Borrower would be required to disclose such litigation in a Current Report on Form 8-K pursuant to the Exchange Act or (ii) the receipt of notice of a default by the Borrower that could reasonably be expected to have a Material Adverse Effect, notice of such litigation or notice of such default describing the factual basis alleged to underlie such litigation or asserted in such notice of default and a brief statement of the Borrower’s proposed actions in connection therewith;

(f)  Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Agent promptly (and in any event within five Business Days) of any of the following which would result in or reasonably could be expected to have a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) with respect to any Multi-employer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multi-employer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) a change in the funding status of any Plan, in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto. Promptly upon request, the Borrower shall furnish the Agent with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA); and

(g)  from time to time such additional information regarding the financial position or business of the Borrower as the Agent and the Lenders may reasonably request.

SECTION 5.02.  Inspection of Property, Books and Records.

The Borrower will (i) keep proper books of record and account in which full, true and correct entries in accordance with the accounting requirements of the Federal Energy Regulatory Commission as set forth in its applicable Uniform System of Accounts and published accounting releases shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of the Agent at the Lenders’ expense to visit and inspect any of its Properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants; provided, however, that so long as no Default or Event of Default has occurred and is continuing, an officer or authorized agent of the Borrower is (at the option of the Borrower) present during any such discussions with employees or accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

SECTION 5.03.  Loans or Advances.

The Borrower shall not make loans or advances to any Person except: (i) loans or advances to employees, to the extent permitted by applicable law, not exceeding Two Million Dollars ($2,000,000) in the aggregate outstanding at any given time made in the ordinary course of business and consistent with practices existing on the Closing Date, (ii) loans or advances to finance acquisitions of property or services purchased from the Borrower made in the ordinary course of business, (iii) loans or advances to fund the operations of any Affiliate which provides or will provide steam and/or energy to any Person where the aggregate amount of all such loans and advances does not exceed, at the end of any Fiscal Quarter, 10% of Total Assets, (iv) deposits required by government agencies or public utilities and (v) advances to the utility money pool in connection with PUHCA not to exceed an aggregate principal amount of $150,000,000 outstanding at any one time; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv) or (v) of this Section, no Default or Event of Default shall have occurred and be continuing.

SECTION 5.04.  Investments.

The Borrower shall not make Investments in any Person except (i) as permitted by Section 5.03, (ii) Investments which are cash or Cash Equivalents or (iii) that the Borrower may make Investments in any Subsidiary or Affiliate provided such Investment is not prohibited by Section 5.18.

SECTION 5.05.  Restrictions on Liens.

The Borrower shall not incur any Debt secured by any Lien, or suffer to exist any Lien, upon or with respect to its Properties or assets, whether now owned or hereafter acquired, without effectively providing that the Loans then outstanding and thereafter created (together with any other Debt or obligations then existing and any other indebtedness or obligation thereafter created ranking equally with the Loans then existing or thereafter created which is not subordinated to the Loans) shall be secured equally and ratably with (or prior to) such Debt or obligations so long as such Debt or obligation is so secured, except that the foregoing provision shall not apply to:

(a)  Debt issued under the Indenture or any renewal, replacement or extension of such Indenture;

(b)  “Secured Debt” as defined in Section 9.8 of the Indenture;

(c)  Liens encumbering premises, land and interests in land or other property, real, personal, intangible or mixed, used or to be used in or in connection with the Borrower’s natural gas utility business;

(d)  Liens consisting of (i) pledges or deposits in the ordinary course of business to secure obligations under workmen’s compensation laws or similar legislation, including liens of judgments thereunder which are not currently dischargeable, (ii) deposits in the ordinary course of business to secure or in lieu of surety, appeal or customs bonds to which the Borrower is a party, (iii) liens created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate proceedings diligently conducted, (iv) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money) or (v) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted or deposits to obtain the release of such Liens;

(e)  Liens created to secure indebtedness representing, or incurred to finance, the cost of property available, used, acquired, constructed or improved by the Borrower or any subsidiary in the ordinary course of business, including under any Capitalized Lease or Liens existing on such property at the time of acquisition thereof or attaching to such property within 18 months of the acquisition thereof;

(f)  any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower and not created in contemplation of such event;

(g)  any Lien existing on any asset prior to the acquisition thereof by the Borrower and not created in contemplation of such acquisition;

(h)  Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i)  any Lien on Margin Stock;

(j)  Liens on property (including any natural gas, oil or other mineral property) to secure all or a part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose;

(k)  Liens and security interests created, incurred or assumed in connection with the purchase, lease, financing or refinancing of pollution control facilities;

(l)  Liens created to secure sales of accounts receivable and other receivables;

(m)  Liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien, mortgage or security interest referred to in the foregoing subsections (a) through (l); provided, however, that the principal amount of Debt or obligations secured thereby shall not exceed the principal amount of Debt or obligations so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property that secured the lien or mortgage so extended, renewed or replaced (and any improvements on such property); and

(n) Liens on property, in addition to those otherwise permitted by clauses (a) through (m) above, securing directly or indirectly, Debt which does not exceed, in the aggregate at any one time outstanding, $15,000,000.

SECTION 5.06.  Maintenance of Existence.

The Borrower shall maintain its corporate existence and, except as permitted under Section 5.08 hereof, carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

SECTION 5.07.  Dissolution.

The Borrower shall not suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its Common Stock, except through corporate reorganization to the extent permitted by Section 5.08.

SECTION 5.08.  Consolidations, Mergers and Sales of Assets.

(a) The Borrower will not consolidate or merge with or into any other Person, or, except in connection with any conveyance, sale, lease, transfer or disposition described in clause (b) of this Section, discontinue or eliminate any business line or segment other than in the ordinary course of business; provided that the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing.

(b) Unless otherwise required by law, during the term of this Agreement, the Borrower will not in the aggregate, convey, sell, lease, transfer or otherwise dispose of assets, business or operations with a net book value in excess of 10% of Total Assets, as calculated as of the end of the most recent Fiscal Quarter.

SECTION 5.09.  Use of Proceeds.

No portion of the proceeds of the Loans will be used by the Borrower (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or (iii) for any purpose in violation of any applicable law or regulation. The proceeds of the Loans will be used solely for the purposes provided in Section 4.16.

SECTION 5.10.  Compliance with Laws; Payment of Taxes.

The Borrower will comply with all applicable laws (including but not limited to ERISA and Environmental Requirements), regulations and similar requirements of governmental authorities (including but not limited to the PBGC), except (a) where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued or (b) where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrower will pay when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against the Property of the Borrower except (x) liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by any Lender, the Borrower shall have set up reserves satisfactory to such Lender or (y) where nonpayment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11.  Insurance.

The Borrower will at all times maintain in full force and effect, with financially sound and reputable insurance companies or through self-insurance (including workers’ compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

SECTION 5.12.  Change in Fiscal Year.

The Borrower will not change its Fiscal Year from year ending December 31 without the consent of the Required Lenders unless such change would not be materially adverse to the interests of the Lenders.

SECTION 5.13.  Maintenance of Property.

The Borrower shall maintain all of its Properties and assets in good condition, repair and working order, ordinary wear and tear excepted, in accordance with standards observed by companies of established repute engaged in the same or similar business as the Borrower, except where the failure to so maintain its Properties and assets could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.14.  Environmental Notices.

The Borrower shall furnish to the Agent, on behalf of the Lenders prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or, to the extent the Borrower has actual notice thereof, any adjacent property, and all facts, events or conditions that could lead to any of the foregoing; provided that the Borrower shall not be required to give such notice unless it reasonably believes that any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.15.  Environmental Matters.

The Borrower will not use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from the Properties any Hazardous Materials other than as disclosed to the Lenders in writing at or prior to the Closing Date except for (i) Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of or managed in the ordinary course of business in material compliance with all applicable Environmental Requirements or (ii) other Hazardous Materials the unlawful handling, discharge or disposal of which, individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.

SECTION 5.16.  Environmental Release.

Upon becoming aware of the occurrence of an Environmental Release, the Borrower will promptly investigate the extent of, and take appropriate remedial action in a timely manner to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.17.  Additional Shares of Common Stock.

The Borrower shall not issue any shares of its Common Stock to any Person other than SCANA.

SECTION 5.18.  No Significant Subsidiaries.

The Borrower shall not at any time form, acquire, invest in or otherwise permit to exist any Significant Subsidiary without the prior written consent of the Required Lenders.

SECTION 5.19.  Debt to Total Capitalization.

The Borrower will maintain at all times a ratio of consolidated Debt to consolidated Total Capitalization of not more than .70 to 1.00.

SECTION 5.20.  Transactions with Affiliates.

Unless otherwise required by law or regulation (including PUHCA and the rules issued thereunder), the Borrower shall not enter into, or permit any of its Subsidiaries to enter into, any transaction with any of its Affiliates unless such transaction is on terms no less favorable to the Borrower or such Subsidiary than if the transaction had been negotiated in good faith on an arm’s length basis with a non-Affiliate.

SECTION 5.21.  Maintenance of Licenses, Permits and Registrations.

The Borrower shall maintain in effect at all times all licenses and permits from, and registrations with, any governmental authority or any other Person necessary for the operation by the Borrower of its business as then conducted, except where the failure to so maintain such licenses and permits could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.22.  OFAC/PATRIOT ACT.

The Borrower shall not permit the transfer of controlling interest in the Borrower to any Person (or any beneficial owner of such Person) listed on the specifically Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”), pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders, or use the proceeds of any Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto. The Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the Patriot Act.

ARTICLE VI

DEFAULTS

SECTION 6.01.  Events of Default.

If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a)  the Borrower shall: (i) default in the payment when due of any principal of any of the Loans; or (ii) default, and such default shall continue for three Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith or therewith; or

(b)  the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.01(d), 5.03, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.17 or 5.19; or

(c)  the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by subsections (a) or (b) of this Section 6.01) for 30 days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Agent or any Lender or (ii) any officer of the Borrower otherwise becomes aware of such failure; or

(d)  any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

(e)  the Borrower shall fail to make any payment in respect of Debt outstanding (other than the Loans) in an aggregate principal amount (individually or in the aggregate) in excess of $5,000,000 when due or within an applicable grace period; or

(f)  any event or condition shall occur (other than in connection with sinking fund or other purchases or redemptions of the Borrower’s preferred stock or secured Debt undertaken pursuant to the terms of the governing instruments or at the election of the Borrower) which results in the acceleration of the maturity of Debt outstanding in an aggregate principal amount in excess of $5,000,000 (individually or in the aggregate) of the Borrower or the obligation to purchase such Debt by the Borrower (or its designee) prior to the scheduled maturity thereof or enables the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or to require the purchase thereof by the Borrower (or its designee) prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g)  loss or failure by the Borrower to obtain or maintain any necessary material public utility or other material license, permit or authorization; or

(h)  the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(i)  an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

(j)  The occurrence of any of the following events or conditions, if any of the same would have or would be reasonably expected to have a Material Adverse Effect: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) a Termination Event shall occur with respect to a Single Employer Plan which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) a Termination Event shall occur with respect to a Multi-employer Plan or Multiple Employer Plan which is, in the reasonable opinion of the Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(k)  one or more judgments, orders, or decrees shall be entered against the Borrower involving a liability of $15,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees (i) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (B) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower shall have a grace period of 30 days with respect to each such periodic payment and (ii) have been the subject of any enforcement proceeding commenced by any creditor for a period of at least five Business Days; or

(l)  a federal tax lien relating to an amount in excess of $5,000,000 shall be filed against the Borrower or any of its Subsidiaries under Section 6323 of the Code or a lien relating to an amount in excess of $5,000,000 of the PBGC shall be filed against the Borrower or any of its Subsidiaries under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(m)  all or a substantial part of the Properties of the Borrower shall be condemned, seized or appropriated; or

(n)  any of the Loan Documents shall fail to be in full force and effect in any material respect or the Borrower shall so assert in writing or any of the Loan Documents shall fail to give the Agent or the Lenders the material rights, powers, liens and privileges purported to be created thereby; or

(o)  SCANA shall cease to own, directly or indirectly, all of the outstanding Common Stock; or

(p) failure by the Borrower or any member of the Controlled Group to comply with all applicable laws (including, but not limited to ERISA), regulations or similar requirements of governmental authorities (including but not limited to the PBGC, the Internal Revenue Service and the United States Department of Labor), except (i) (A) where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued or (B) where the failure to so comply would not have a Material Adverse Effect, and (ii) such failure shall continue for 30 days after the earlier to occur of (x) written notice thereof has been given to the Borrower by the Agent at the request of any Lender or (y) an officer of the Borrower otherwise becomes aware of any such failure;

then, and in every such event, the Agent, on behalf of the Lenders may (i) by notice to the Borrower terminate the Commitments and they shall thereupon terminate and (ii) by notice to the Borrower declare the Loans (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Loans (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in subsection (h) or (i) of this Section 6.01 occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or any Lender, the Commitment shall thereupon automatically terminate and the Loans (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.  Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party at its address, or telecopy number set forth on Schedule 1 hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified as provided in this Section and the confirmation of delivery is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified as provided in this Section; provided that Notices of Borrowings to the Agent under Article II shall not be effective until received.

SECTION 7.02.  No Waivers.

No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any of the other Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.03.  Expenses; Documentary Taxes; Indemnification.

(a)  The Borrower shall pay (i) all out-of-pocket expenses of the Agent, BOA and the Arrangers (including reasonable fees and disbursements of one law firm serving as special counsel for the Agent) in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default hereunder or thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each of the Lenders, including reasonable fees and disbursements of counsel of the Agent and each Lender, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

(b)  The Borrower shall indemnify the Lenders against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents (other than any Assignment and Acceptance); provided that no Eligible Assignee shall be entitled to receive any greater payment under this subsection (b) than the related transferor Lender would have been entitled to receive.

(c) The Borrower shall indemnify the Agent, each Arranger, each Lender and each Affiliate thereof and their respective directors, officers, employees and agents (each such person or entity, an “Indemnified Person”) from and hold each of them harmless against any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any use by the Borrower of the proceeds of any extension of credit by any Lender hereunder or breach by the Borrower of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Agent or such Lender to enforce this Agreement or any of the other Loan Documents (except, as to any such Indemnified Person, enforcement action brought by such Indemnified Person, on which the Borrower prevails in a final non-appealable judgment in favor of the Borrower by a court of competent jurisdiction)) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing (and whether or not such Indemnified Person is a party to any such investigation, litigation or proceeding) and the Borrower shall reimburse each Indemnified Person upon demand for any reasonable expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified as determined by a court of competent jurisdiction. No Indemnified Person shall be responsible or liable for consequential or punitive damages relating to this Agreement or any other Loan Documents or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section 7.03 shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the obligations of the Borrower to the Agent and the Lenders under this Agreement and the other Loan Documents. All amounts due under this Section 7.03 shall be payable within ten Business Days after demand therefor.

SECTION 7.04.  Amendments, Waivers and Consents.

Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(i)  extend the final maturity of any Loan, or any portion thereof;

(ii)  reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereof or fees hereunder;

(iii)  reduce or waive the principal amount of any Loan;

(iv)  increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(v)  release the Borrower from its obligations under the Loan Documents;

(vi)  reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;

(vii)  consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Loan Documents except as permitted thereby; or

(viii)  amend, modify or waive any provision of this Section 7.04.

SECTION 7.05.  Benefit of Agreement.

(a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, each Indemnified Person referred to in Section 7.03, and each of their respective successors and assigns; provided that the Borrower may not assign or transfer any of its interests and obligations without prior written consent of each of the Lenders; provided further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 7.05;

(b)  Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes and its Commitment); provided, however, that

(i)  each such assignment shall be to an Eligible Assignee;

(ii)  except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any fund that invests in bank loans and is advised or managed by an investment advisor to an existing Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) or an integral multiple of $1,000,000 in excess thereof;

(iii)  each such assignment by a Lender of any portion of its Loans shall be accompanied by an assignment of a constant, and not varying, percentage of all of such Lender’s Loans, and each such assignment by a Lender of any portion of its Commitment shall be accompanied by an assignment of a constant, and not varying, percentage of all of such Lender’s Commitment; and

(iv)  the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance, together with any Note subject to such assignment and a processing fee of $4,000.

Upon execution, delivery and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement arising after the effective date of such Assignment and Acceptance. Upon the consummation of any assignment pursuant to this Section 7.05, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a United States person under Section 7701(a)(30) of the Code, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.14.

(c)  The Agent shall maintain at its address referred to in Section 7.01 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan or other obligations shall be effective only upon an entry with respect thereto being made in the Register.

(d)  Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e)  Each Lender may sell participations to one or more Persons (each a “Participant”) in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment or its Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participant shall be entitled to the benefit of the yield protection provisions, and the right of set-off contained in Section 2.17, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower hereunder owing to such Lender and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes or extending its Commitment).

(f)  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(g)  Any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and Participants (including prospective assignees and Participants), subject, however, to the provisions of Section 7.06 hereof.

(h)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank and approved by the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan advance that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan advance, the Granting Bank shall be obligated to make such Loan advance in full pursuant to the terms hereof. The making of a Loan advance by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain solely with the Granting Bank to the full extent of the Commitments hereunder). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 7.05 any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without payment of any processing fee therefor, assign all or a portion of its interests in any Loan advances to the Granting Bank or to any financial institutions (consented to by the Borrower and the Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loan advances and (ii) disclose on a confidential basis any non-public information relating to its Loan advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of each SPC unless the Lenders confirm that no such SPCs exist.

SECTION 7.06.  Confidentiality.

Each Lending Party agrees to keep confidential any information furnished or made available to it by or on behalf of the Borrower pursuant to this Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent or advisor of any Lending Party or any Affiliate of any Lending Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to any other Person if reasonably incidental to the administration of this Agreement or the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (c) as required by any law, rule or regulation or by any subpoena or similar legal proceeding, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party; provided that if permitted by applicable law or regulation, the Borrower is given notice prior to such disclosure and is given an opportunity to obtain a protective order, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, (i) to the National Association of Insurance Commissioners or any successor organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty (i) has been approved in writing by the Borrower and (ii) agrees in a writing enforceable by the Borrower to be bound by the provisions of this Section 7.06) and (k) subject to provisions substantially similar to those contained in this Section 7.06, to any actual or proposed Participant or assignee. The agreements in this Section 7.06 shall survive any assignments pursuant to Sections 7.05(b) and 8.09 hereof; provided, however, that the obligations of a Lender Party under this Section 7.06 shall terminate upon the first anniversary of the date of the repayment of the Loans and other obligations under the Loan Documents and the termination of the Commitments hereunder.

SECTION 7.07.  Representation by the Lender.

Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided that, subject to Section 7.05 of this Agreement, the disposition of the Notes or an interest in this Agreement held by such Lender shall at all times be within its exclusive control.

SECTION 7.08.  Governing Law.

This Agreement and each of the other Loan Documents shall be construed in accordance with and governed by the law of the State of South Carolina.

SECTION 7.09.  Consent to Jurisdiction; Waiver of Jury Trial.

(a)  The Borrower (i) submits to personal jurisdiction in the State of South Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents and (ii) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of South Carolina for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents. Nothing herein contained, however, shall prevent any Lender from bringing any action or exercising any rights against any security and against the Borrower personally or against any assets of the Borrower, within any other state or jurisdiction.

(b)  THE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

SECTION 7.10.  Interpretation.

No provision of this Agreement or any other Loan Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 7.11.  Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7.12.  Entire Agreement.

This Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto and thereto in respect of the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties or any of them in respect of such transactions.

ARTICLE VIII

AGENCY PROVISIONS

SECTION 8.01.  Appointment.

Each Lender hereby designates and appoints Wachovia, as the Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby authorizes the Agent as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as the Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Affiliates.

SECTION 8.02.  Delegation of Duties.

The Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03.  Exculpatory Provisions.

The Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Loan Documents, or the enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be responsible, to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made by the Borrower herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Borrower to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower or its Affiliates.

SECTION 8.04.  Reliance on Communications.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 7.05 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 7.04, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

SECTION 8.05.  Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

SECTION 8.06.  Non-Reliance on the Agent and Other Lenders.

Each Lender expressly acknowledges that each of the Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates has not made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower or its Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower or its respective Affiliates which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 8.07.  Indemnification.

The Lenders agree to indemnify the Agent in its capacity as such (to the extent required by the terms hereof to be, but not so reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished (which additional indemnity shall be furnished in accordance with the terms of this Section 8.07). The agreements in this Section shall survive the repayment of the Loans and other obligations under the Loan Documents and the termination of the Commitments hereunder.

SECTION 8.08.  The Agent in its Individual Capacity.

The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries or their respective Affiliates as though the Agent were not the Agent hereunder. With respect to the Loans made by and all obligations of the Borrower hereunder and under the other Loan Documents, the Agent shall have the same rights and powers under this Loan Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

SECTION 8.09.  Successor Agent.

The Agent may, at any time, resign upon 20 days’ written notice to the Borrower and the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation, then the retiring Agent shall select a successor Agent provided such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as the Agent, as appropriate, under this Agreement and the other Loan Documents and the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

SECTION 8.10.  Other Agents.

The Arrangers and any Lender identified as an “Agent” other than the Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the forgoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.11.  Existing Credit Agreement.

On the date hereof, each of the Existing Credit Agreement and each of the Existing Notes shall be amended and restated in their entirety. The parties hereto acknowledge and agree that (a) the execution of this Agreement and the Notes does not constitute a novation, payment and reborrowing, or termination of the obligations under the Existing Credit Agreement and the Existing Notes as in effect prior to the date hereof and which remain outstanding, (b) the Obligations are in all respects continuing (as amended and restated hereby) and (c) references in the other Loan Documents to the “Credit Agreement” shall be deemed to be references to this Agreement and references to the notes issued pursuant to the Existing Credit Agreement shall be deemed to be references to the Notes issued pursuant to this Agreement, and to the extent necessary to effect the foregoing, each such Loan Document is hereby deemed to be amended accordingly.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PUBLIC SERVICE COMPANY OF NORTH
CAROLINA, INCORPORATED

By:	/s/ CathyY. Kirven
Name:	Cathy Y. Kirven
Title:	Treasurer

WACHOVIA BANK,
NATIONAL ASSOCIATION, as Agent
and a Lender

By:	/s/Frederick W. Price
Name:	Frederick W. Price
Title:	Managing Director

BANK OF AMERICA, N.A., as
Syndication Agent and a Lender

By:	/s/Michelle A. Schoenfeld
Name:	Michelle A. Schoenfeld
Title:	Senior Vice President

THE BANK OF NEW YORK, as a
Documentation Agent and a Lender

By:	/s/David T. Sunderwirth
Name:	David T. Sunderwirth
Title:	Vice President

BRANCH BANKING AND TRUST CO.
OF SOUTH CAROLINA, as a
Documentation Agent and a Lender

By:	/s/H. B. Armstrong, Jr.
Name:	H. B. Armstrong, Jr.
Title:	Senior Vice President

UBS LOAN FINANCE LLC, as a Lender

By:	/s/Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director, Banking Products Services, US

By:	/s/Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director, Banking Products Services, US

SUNTRUST BANK, as a Lender

By:	/s/Kelley Brunson
Name:	Kelley Brunson
Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH, as a Lender

By:	/s/Vanessa Gomez
Name:	Vanessa Gomez
Title:	Vice President

By:	/s/Rianka Mohan
Name:	Rianka Mohan
Title:	Associate

CAROLINA FIRST BANK, as a Lender

By:	/s/Edward P. West, Jr.
Name:	Edward P. West, Jr.
Title:	Executive Vice President

THE NATIONAL BANK OF SOUTH
CAROLINA, as a Lender

By:	/s/Jessie C. Ford
Name:	Jessie C. Ford
Title:	Senior Vice President

SOUTH CAROLINA BANK AND
TRUST, N.A., as a Lender

By:	/s/James C. Hunter, Jr.
Name:	James C. Hunter, Jr.
Title:	EVP

SCHEDULE I

PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, COMMITMENTS AND PRO RATA SHARES

LENDING/LIBOR OFFICE
Wachovia Bank, National Association
One Wachovia Center
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone: (704) 383-7698
Facsimile: (704) 383-0288

with a copy of Notices to:
One Wachovia Center, DC-5
301 South College Street
Charlotte, North Carolina 28288-0251
Attn: Frederick W. Price
Telephone: (704) 374-4062
Facsimile: (704) 374-3300
Email: rick.price@wachovia.com
Commitment $24,038,461.53	Pro Rata Share 19.23%
LIBOR/LENDING OFFICE
Bank of America, N.A.
Shelly Schoenfeld
100 North Tryon Street
NC1-007-13-13
Charlotte, North Carolina 28255
Telephone: (704) 386-1432
Facsimile: (704) 386-1319
Email: michelle.a.schoenfeld@bankofamerica.com

with a copy of Notices to:
Jackie Archuleta
901 Main Street
TX1-492-14-12
Dallas, Texas 75202-3714
Telephone: (214) 209-2135
Facsimile: (214) 290-8372
Email: Jacqueline.archuleta@bankofamerica.com
Commitment $24,038,461.53	Pro Rata Share 19.23%
LENDING/LIBOR OFFICE
The Bank of New York
David T. Sunderwrith, Vice President
One Wall Street, 19th Floor
New York, New York 10286
Telephone: 212-635-8804
Facsimile: (212) 635-7552
Email: dsunderwrith@bankofny.com

with a copy of Notices to:
Lisa Williams
One Wall Street, 19th Floor
New York, New York
Telephone: (212) 685-7535
Facsimile: (212) 635-7552
Email: lwilliams@bankofny.com
Commitment $16,346,153.85	Pro Rata Share 13.08%
LENDING/LIBOR OFFICE
Branch Bank and Trust Co. of South Carolina
H.B. Armstrong, Jr., Senior Vice President
1901 Assembly Street
Columbia, South Carolina 29201
Telephone: (803) 251-1394
Facsimile: (803) 251-1776
Email: harmstrong@bbandt.com

with a copy of Notices to:
Joseph L Carag
1901 Assembly Street
Columbia, South Carolina 29201
Telephone: (803) 251-1394
Facsimile: (803) 251-1776
Email: jcarag@bbandt.com
Commitment $16,346,153.85	Pro Rata Share 13.08%
LENDING/LIBOR OFFICE
UBS Loan Finance LLC
Terry Donovan
677 Washington Boulevard
Stamford, Connecticut 06901
Telephone: (203) 719-6100
Email: terry.donovan@ubs.com

with a copy of Notices to:
Christopher Aithin
677 Washington Boulevard
Stamford, Connecticut 06901
Telephone: (203) 719-3845
Facsimile: (203) 719-3888
Email: Christopher.aithin@ubs.com
Commitment $12,500,000.00	Pro Rata Share 10.00%
LENDING/LIBOR OFFICE
SunTrust Bank
Linda Stanley
303 Peachtree Street, 10th Floor
Atlanta, GA 30308
Tel: 404-532-0989
Fax: 404-827-6270
Linda.stanley@suntrust.com

with a copy of Notices to:
Bonnie Langley
303 Peachtreet Street, NE, 10th Floor
Atlanta, Georgia 30308
Telephone: (404) 284-4624
Email: bonnie.langley@suntrust.com
Commitment $9,615,384.62	Pro Rata Share 7.69%
LENDING/LIBOR OFFICE
Credit Suisse First Boston, Acting Through Its Cayman Island Branch
Sarah Wu
Eleven Madison Avenue
New York, New York 10010
Telephone: (212) 325-5813
Facsimile: (212) 743-2042
Email: sarah.wu@csfb.com

with a copy of Notices to:
Ronald Davis
One Madison Avenue
New York, New York 10010
Telephone: (212) 325-0178
Facsimile: (917) 326-8428
Email: ronald.davis@csfb.com
Commitment $9,615,384.62	Pro Rata Share 7.69%
LENDING/LIBOR OFFICE
The National Bank of South Carolina
Jessie Ford
P.O. Box 1457
Columbia, South Carolina 29202
Telephone: (803) 929-2004
Facsimile: (803) 929-2009
Email: jessieford@nationalbanksc.com

with a copy of Notices to:
Jane B. Rich
P.O. Box 1457
Columbia, South Carolina 29202
Telephone: (803) 929-2011
Facsimile: (803) 929-2031
Email: janerich@nationalbanksc.com
Commitment $6,730,769.23	Pro Rata Share 5.38%
LENDING/LIBOR OFFICE
Carolinas First Bank
Charles D. Chamberlain
104 South Main Street, 10th Floor
Greenville, South Carolina 29601
Telephone: (864) 255-8924
Facsimile: (864) 255-8991
Email: charles.chamberlain@carolinasfirst.com

with a copy of Notices to:
Meredith M. Whitt
104 South Main Street, 6th Floor
Greenville, South Carolina 29601
Telephone: (864) 298-6092
Facsimile: (864) 255-8920
Email: Meredith.millender@carolinasfirst.com
Commitment $4,807,692.31	Pro Rata Share 3.85%
LENDING/LIBOR OFFICE
South Carolina Bank and Trust, N.A.
Jim Hunter
3205 St. Matthews Road
Orangeburg, South Carolina 29115
Telephone: (803) 531-0572
Facsimile: (803) 531-8753

with a copy of Notices to:
Mavis Horger
950 John C. Calhoun Drive
Orangeburg, South Carolina 29115
Telephone: (803) 531-0513
Facsimile: (803) 531-0518
Commitment $961,538.46	Pro Rata Share 0.77%

NOTICE TO BORROWER:

1426 Main Street
Columbia, South Carolina 29201
Attention: Cathy Kirven
Telecopy number: (803) 217-8869
Confirmation number: (813) 217-9824

Schedule 4.05

None

EXHIBIT A

AMENDED AND RESTATED
NOTE

Columbia, South CarolinaJune 30, 2005

For value received, PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, a South Carolina corporation (the “Borrower”), promises to pay to the order of ___________________________ (the “Lender”), for the account of its Lending Office, the principal sum of __________________ Dollars ($_________), or such lesser amount as shall equal the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the dates provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Credit Agreement. Following the occurrence of an Event of Default, principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the Lending Office of the Lender as set forth in the Credit Agreement.

All Loans made by the Lender, the length of the respective Interest Periods, if any, and the effective interest rates from time to time applicable thereto and all prepayments of the principal thereof and whether such Loans are Alternate Base Rate Loans or LIBOR Rate Loans shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Amended and Restated Five-Year Credit Agreement (as the same may be amended from time to time, the “Credit Agreement”) dated as of June 30, 2005 among the Borrower, the lenders party thereto (including the Lender) and Wachovia, as the Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees, to the extent expressly provided for in the Credit Agreement.

This Note shall be construed in accordance with and governed by the laws of the State of South Carolina. This Note is an amendment and restatement of that certain note dated June 15, 2004, in favor of the Lender. It is not intended as a novation or substitution of the original obligation of the Borrower, but is a modification thereof only. All Obligations represented by the original note shall continue, except as may be modified hereby.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed under seal, by its duly authorized officer as of the day and year first above written.

PUBLIC SERVICE COMPANY OF NORTH
CAROLINA, INCORPORATED

By:
Name:
Title:

(SEAL)

Note (cont’d)
LOANS AND PREPAYMENTS OF PRINCIPAL

Date	Type of Loan	Interest Rate	Amount of Loan	Amount of Principal Prepaid	Length of Interest Period	Notation Made By

EXHIBIT B-1

[DRAFT]

June 30, 2005

Wachovia Bank, National Association, as Administrative Agent,
under the Credit Agreement referenced below
201 South College Street
Charlotte, North Carolina 28244

Bank of America, N.A., as Syndication Agent,
under the Credit Agreement
100 North Tryon Street
Charlotte, North Carolina 28255

and

The Lenders listed on Schedule I hereto which are
parties to the Credit Agreement on the date hereof

Gentlemen:

We have acted as counsel for Public Service Company of North Carolina, Incorporated, a South Carolina corporation (the “Borrower”), in connection with the $125,000,000 Amended and Restated Five-Year Credit Agreement dated as of June 30, 2005 (the “Credit Agreement”), among the Borrower, the Lenders identified therein, Wachovia Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent (collectively, the “Agents”). Terms defined in the Credit Agreement are used herein as defined therein. This opinion is being furnished to you pursuant to Section 3.01(c) of the Credit Agreement.

In connection with this opinion, we have examined copies of the Credit Agreement and the Notes which have been executed and delivered by the Borrower. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. As to questions of fact relating to the Borrower material to such opinion, we have relied upon representations of officers of the Borrower and certificates of public officials. In connection with the matters addressed in paragraphs 2(iii) and 3, we have relied upon the opinion of Francis P. Mood, Senior Vice President and General Counsel to the Borrower of even date herewith addressed to you.

When used herein, “Loan Documents” shall mean the Credit Agreement and the Notes.

In our examination, we have assumed, with your permission:

(a)
the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents;

(b)
that each of the Loan Documents has been duly authorized, executed and delivered by each of the parties thereto other than the Borrower, and is a valid and binding obligation of each such party other than Borrower, enforceable against each such party in accordance with its terms;

(c)	that good and adequate consideration was given for the execution and delivery of the Loan Documents;

(d)	that the Loans provided for in the Credit Agreement are for commercial purposes; and

(e)	that the Agents and the Lenders will exercise their rights and remedies under the Loan Documents in good faith and in a commercially reasonable manner.

Upon the basis of the foregoing, but subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. The Borrower is a corporation existing under the laws of the State of South Carolina (the "State"), has all corporate power required to carry on its business as now conducted and is duly qualified to transact business in every jurisdiction in which, by the nature of its business, such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on the business, operations, property or financial or other condition of the Borrower on a consolidated basis.

2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes (i) are within the Borrower’s corporate power, (ii) have been duly authorized by all necessary corporate action and (iii) assuming compliance with the SEC Order and the NCUC Order and that all required regulatory filings are made, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Articles of Incorporation or By-laws of the Borrower.

3. Each of the Credit Agreement and each of the Notes constitutes a valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms.

4. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

5. The rates of interest to be charged on the Loans to the Borrower under the Credit Agreement are not usurious under applicable constitutional, legislative, judicial or administrative provisions, statutes, regulations, decisions, rulings or other laws of the State.

The opinions expressed herein are qualified as follows:

A.
We express no opinion as to compliance with law, or consents, approvals, authorizations, orders, registrations or qualifications with or from courts or governmental or regulatory authorities, with respect to the conduct of the Borrower’s ongoing business operations.

B.
This opinion is based upon laws and regulations in effect on the date hereof, and administrative and judicial interpretations thereof, and we assume no obligation to update or supplement this opinion to reflect any events or state of facts that may hereafter come to our attention or any changes in laws, regulations or court decisions that may hereafter occur.

C.	We are qualified to practice law in the State and we express no opinion as to any laws other than the laws of the State and of the United States of America.

D.
We advise you that we previously have represented and currently are representing some of the Lenders and the Agents in unrelated matters. By your acceptance of this opinion letter, you waive any claim for conflicts of interest as a result of our representation of the Borrower in this transaction and our representation of the Lenders and the Agents in unrelated matters.

E.
The obligations of the Borrower, and the rights of the Agents and the Lenders under the Loan Documents, are subject to (i) the United States Bankruptcy Code, 11 USC §101, et seq. (the “Bankruptcy Code”); (ii) bankruptcy, insolvency, fraudulent conveyance, marshalling, appraisal rights, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally; (iii) general principles of equity limiting the availability of the remedy of specific performance and affecting the enforcement of creditors’ rights generally, regardless of whether such matters are considered in a proceeding at law or in equity; (iv) considerations of public policy including those limiting the enforceability of indemnities and remedies; (v) a requirement that remedies be exercised in good faith; and (vi) rights of any governmental authority or agency thereof arising under any applicable law or regulation.

F.
This opinion is limited to the matters expressly set forth herein. We express no opinion with respect to any other matters or with respect to any federal or State antitying, antitrust, securities, intellectual property or tax laws, and no other opinions should be inferred beyond the matters expressly stated.

G.
Delay on the part of a lender to exercise remedies under a loan document has, in some cases, been determined by the courts of the State to constitute a waiver of such remedies. We express no opinion as to whether provisions like those in the Loan Documents which purport to preclude such waivers will be deemed enforceable if considered by the courts of the State.

H.
The waiver of rights, such as, without limitation, waivers of acceptance, presentment, demand, protest, notice, defenses, appraisement, valuation, stay, marshalling, rights of redemption, objections to jurisdiction, venue and inconvenient forum, jury trial rights and other similar rights are present waivers in advance of the existence of those rights and, as such, are of doubtful enforceability in the State. In addition, certain waivers may be unenforceable as against public policy, including but not limited to waivers of defenses based on lack of capacity or lack of consideration, and compulsory counterclaims may not be waived. Moreover, with respect to waivers of rights to jury trials, we must advise you that while there appears to be a basis of support in case law upholding such waivers, State courts have strictly construed such waivers.

I.	We express no opinion as to the enforceability of provisions in the Loan Documents pursuant to which the Borrower agrees to waivers on behalf of third parties not a party to such Loan Documents.

J.	We express no opinion as to the enforceability of remedial provisions of the Loan Documents which are dependent on licensure of or grant of other governmental authority to the Agents or the Lenders.

K.
As noted in Mr. Mood’s opinion, further authorizations will be required in order for the Borrower to borrow under the Credit Agreement after April 15, 2006, and certain filings are required under the SEC Order and the NCUC Order.

L.
We express no opinion as to the enforceability of any provision whereby the Agents or any Lender reserve the right to charge "default interest" or a higher rate of interest after default than the interest that would otherwise accrue under the documents, or any other charge or fee, however calculated, which would be deemed a penalty to the extent such interest, charge or fee is in violation of public policy.

This opinion is delivered to you in connection with the transactions referenced above and may only be relied upon by you or any Eligible Assignee or Participant under the Credit Agreement, and by no other Person, without our prior written consent.

Very truly yours,

McNAIR LAW FIRM, P.A.

By: __________________________________
A member of the Firm

Schedule I

Lenders identified in the Credit Agreement

Wachovia Bank, National Association
Bank of America, N.A.
The Bank of New York
Branch Banking and Trust Co. of South Carolina
UBS Loan Finance LLC
Suntrust Bank
Credit Suisse First Boston, acting through its Cayman Islands Branch
The National Bank of South Carolina
Carolina First Bank
South Carolina Bank and Trust, N.A.

EXHIBIT B-2

June 30, 2005

Wachovia Bank, National Association, as Administrative Agent,
under the Credit Agreement referenced below
201 South College Street
Charlotte, North Carolina 28244

Bank of America, N.A., as Syndication Agent,
under the Credit Agreement
100 North Tryon Street
Charlotte, North Carolina 28255

and

The Lenders listed on Schedule I hereto which are
parties to the Credit Agreement on the date hereof

Gentlemen:

I am Senior Vice President and General Counsel of Public Service Company of North Carolina, Incorporated, a South Carolina corporation (the “Borrower”), and have acted as counsel to the Borrower in connection with the $125,000,000 Amended and Restated Five-Year Credit Agreement dated as of June 30, 2005 (the “Credit Agreement”), among the Borrower, the Lenders identified therein, Wachovia Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being furnished to you pursuant to Section 3.01(c) of the Credit Agreement.

In connection with this opinion, I have examined copies of the Credit Agreement and the Notes which have been executed and delivered by the Borrower. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. In my examination, I have assumed the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. I have assumed for purposes of my opinion set forth below that the Credit Agreement has been duly authorized, executed and delivered by each of the parties thereto other than the Borrower. As to questions of fact relating to the Borrower material to such opinion, I have relied upon representations of appropriate officers of the Borrower and certificates of public officials.

Upon the basis of the foregoing and subject to the qualifications, limitations and exceptions set forth herein, I am of the opinion that:

1. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes (i) do not contravene, or constitute a default under, any provision of applicable law or regulation (including, without limitation, PUHCA) or any material agreement, judgment, injunction, order, decree or other instrument which is binding upon the Borrower provided that the conditions in the SEC Order set out in the Credit Agreement continue to be complied with, except that, in order for the Borrower to borrow under the Credit Agreement after April 15, 2006, additional authorization from the Securities and Exchange Commission (the “SEC”) will be required; (ii) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens created under the Credit Agreement); and (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for (a) such authorizations as may be required from the SEC which have been obtained through April 15, 2006, (b) the filings set forth in the SEC Order which filings, if any, required to have been made on or before the date hereof, have been made, (c) such authorizations as may be required by the NCUC which as set forth in the NCUC Order have been obtained and (d) the filings required under the NCUC Order, which filings will be made within the time periods required.

With respect to the matters addressed in paragraph 1(i) above, I note for you that the Borrower is a party to a Debenture Purchase Agreement dated as of June 25, 1992 relating to the Borrower’s $32,000,000 original principal amount 8.75% Senior Debentures due June 30, 2012 (the “Debenture Agreement”). The Debenture Agreement contains covenants on the part of the Borrower to limit the amount of (a) additional unsecured Funded Debt as defined in the Debenture Agreement as all Debt (as defined in the Debenture Agreement) which would, in accordance with generally accepted accounting principles, constitute long term debt, and in any event includes (A) any Debt with a maturity more than one year after the date of determination, (B) any Debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period extending more than one year from the date of determination notwithstanding that any such Debt may be payable on demand or within one year after such date, (C) any Financing Lease Obligation (as defined in the Debenture Agreement) and (D) any Guaranty (as defined in the Debenture Agreement) with respect to Funded Debt of another person; and (b) Current Debt as defined in the Debenture Agreement as all Debt which would, in accordance with generally accepted accounting principles, constitute short term debt, and in any event includes all such Debt with a maturity one year or less after the date of determination (except any such Debt included in Funded Debt by reason of clause (B) of the definition thereof). For purposes of the matters addressed in paragraph 1(i) above, I have assumed that the Borrower, in the course of its performance (but not the execution and delivery) of the Credit Agreement and the Notes, will not violate the limitations on Funded Debt or Current Debt set forth in the Debenture Agreement.

2. Other than as disclosed in the Disclosure Documents, there are no actions, suits or proceedings pending or, to my knowledge, threatened against or affecting the Borrower before any court or arbitrator or any governmental body, agency or official except actions, suits or proceedings that, if adversely determined, would not individually or in the aggregate have a reasonable possibility (taking into account the likelihood of an adverse determination) of having a Material Adverse Effect.

I am qualified to practice in the State of South Carolina and do not purport to be an expert on, or to express any opinion herein concerning any law other than the law of the State of South Carolina and the federal law of the United States. I have made no independent investigation of the law of any jurisdiction other than the law of the State of South Carolina and the federal law of the United States.

This opinion is delivered to you in connection with the transactions referenced above and may only be relied upon by you or any Eligible Assignee or Participant under the Credit Agreement and by no other Person, without my prior written consent. Furthermore, these opinions are rendered as of the date hereof, and I disclaim any requirements to update this opinion subsequent to the date hereof.

Very truly yours,

By:
Francis P. Mood, Jr.,
Senior Vice President and General Counsel

Schedule I

Lenders identified in the Credit Agreement

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Five-Year Credit Agreement dated as of June 30, 2005 (as amended and modified from time to time, the “Credit Agreement”) among PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, a South Carolina corporation, the Lenders identified therein and Wachovia Bank, National Association, as the Agent. Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I agree as follows:

1.  The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on Schedule I of all outstanding rights and obligations under the Agreement and the other Loan Documents. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule I and the Assignor’s Commitment and the amount of the Loans owing to the Assignor will be as set forth on Schedule I.

2.  The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Notes held by the Assignor and requests that the Agent exchange such Notes for new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Commitment retained by the Assignor, if any, as specified on Schedule I.

3.  The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Sections 4.04(a) and 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under Section 2.14.

4.  Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule I.

5.  Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance and the Credit Agreement, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance and the Credit Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

6.  Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

8.  This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date hereof.

____________________________, as Assignor

By:
Name
Title:

_______________________________, as Assignee

By:
Name:
Title:

Notice address of Assignee:

<<Assignee>>
_________________________
_________________________
Attn: _____________________
Telephone: (___) ___________
Telecopy: (___) ____________
CONSENTED TO:

WACHOVIA BANK, NATIONAL ASSOCIATION,*
as the Agent

By:
Name:
Title:

PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED*

By:
Name:
Title:

_____________________________________
*Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee.”
*Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee.”

SCHEDULE I
to
ASSIGNMENT AND ACCEPTANCE

(a)	Date of Assignment:
(b)	Legal Name of Assignor:
(c)	Legal Name of Assignee:
(d)	Effective Date of Assignment*:
(e)	Pro Rata Percentage Assigned (expressed as a percentage set forth to at least 8 decimals)%
(f)	Pro Rata Percentage of Assignee after giving effect to this Assignment and Acceptance on the Effective Date (set forth to at least 8 decimals)%
(g)	Pro Rata Percentage of Assignor after giving effect to this Assignment and Acceptance on the Effective Date (set forth to at least 8 decimals)%
(h)	Outstanding Balance of Loans as of the Effective Date	$__________
(i)	Dollar Amount of Assignor’s portion of the Loans after giving effect to this Assignment and Acceptance on the Effective Date (the amount set forth in (h) multiplied by the percentage set forth in (g))	$__________
(j)	Dollar Amount of Assignee’s portion of the Loans after giving effect to this Assignment and Acceptance on the Effective Date (the amount set forth in (h) multiplied by the percentage set forth in (f))	$__________

__________________
*This date should be no earlier than five Business Days after delivery of this Assignment and Acceptance to the Agent.

EXHIBIT D-1

NOTICE OF BORROWING

[Date]

This Notice of Borrowing is given under and pursuant to Section 2.02 of the Amended and Restated Five-Year Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of June 30, 2005, among PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, the Lenders identified therein and Wachovia, as the Agent. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

9.  The date of the Borrowing in connection with which this Notice of Borrowing is given shall be ______________________________.

10.  The Type of and Interest Period (if applicable) for the Loan shall be _______________________.

11.  The aggregate amount of such Borrowing shall be $___________________.

12.  In the case of a Borrowing comprising LIBOR Rate Loans the initial Interest Period is: [1, 2, 3 or 6] months.

13.  The Borrower hereby represents and warrants that on the date the Borrowing requested hereunder is made (both before and after giving effect to the making of such Borrowing and after giving effect to the application, directly or indirectly, of the proceeds of such Borrowing):

(b)  no Default or Event of Default has occurred and is continuing; and

(c)  the representations and warranties of the Borrower contained in Article IV of the Credit Agreement (other than with respect to Section 4.04(b) and Section 4.05) are true and correct in all material respects as if made on and as of the date of such Borrowing.

The Borrower has caused this Notice of Borrowing to be executed and delivered and the certification and warranties contained herein to be made by its duly authorized officer this _______ day of ________________________, 20___.

PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED

By:
Title:

EXHIBIT D-2

FORM OF NOTICE OF CONVERSION

[Date]

This Notice of Conversion is given under and pursuant to Section 2.16 of the Amended and Restated Five-Year Credit Agreement (as amended from time to time, the “Credit Agreement”), dated as of June 30, 2005, among PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, the Lenders identified therein and WACHOVIA, as the Agent. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

1. This Notice of Conversion is made pursuant to the terms of the Credit Agreement.

2. Please be advised that the Borrower is requesting that as of _________ a portion of the current outstanding Loans, in the amount of $______________, currently accruing interest at _____________, be continued or converted at the interest rate option set forth in paragraph 3 below.

3. The interest rate option applicable to the conversion of all or part of the existing Loans shall be:

a. ________ the Alternate Base Rate

b. ________ the LIBOR Rate plus the Applicable Percentage
for an Interest Period of:

________ one month
________ two months
________ three months
________ six months

PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED

By:
Name:
Title:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Reference is made to the Amended and Restated Five-Year Credit Agreement dated as of June 30, 2005 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) by and among Public Service Company of North Carolina, Incorporated, the Lenders from time to time parties thereto, and Wachovia, as the Agent. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement; all amounts shown herein, unless expressly set forth to the contrary, shall be without duplication.

Pursuant to the terms of the Credit Agreement, _________________________, the duly authorized ____________________ of the Borrower, hereby certifies to the Agent and the Lenders that, as of and for the Fiscal Quarter/Fiscal Year ended ___________, (i) the quarterly/annual financial statements for the fiscal period cited, which accompany this certificate, fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP (in the case of any quarterly financial statements, subject to changes resulting from normal year-end audit adjustments and with the understanding that such financial statements may not contain the complete notes appearing in the annual financial statements). (ii) no Default or Event of Default is in existence on and as of the date hereof, (iii) Schedule 1 attached hereto sets forth the true and correct amount of Off-Balance Sheet Debt in excess of $5,000,000 in the aggregate of the Borrower as of the end of fiscal period cited above and (iv) Schedule 2 attached hereto sets forth the calculations (calculated as of the date of the financial statements referred to above) demonstrating compliance by the Borrower with the financial covenant contained in Section 5.19 of the Credit Agreement as of the end of the fiscal period cited above.

PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED

By:
Name:
Title:

Schedule 1

Off Balance Sheet Debt of the Borrower in Excess of $5,000,000 in the Aggregate

Schedule 2

Compliance with Financial Covenant

Compliance with Section 5.19 - Debt Capitalization

A.		Debt	$

B.		Total Capitalization	$

	1.	preferred stock	$

	2.	Common Equity	$

	3.	Debt (Line A)	$

	4.	unamortized common stock expense	$

	5.	Total Capitalization (Line B.1 plus Line B.2
plus Line B.3 minus Line B.4)

C.		Ratio of Debt to Total Capitalization (Line A to Line B.5)		to 1.0
(Not to exceed .70 to 1.0)